Exhibit 3.10

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

CONTOUR ENERGY E & P, LLC

Contour Energy E & P, LLC, a Delaware limited liability company (the “Company”), does hereby certify:

ARTICLE ONE

That a plan of reorganization pursuant to an applicable statute of the United States relating to reorganizations of corporations has been confirmed by the decree or order of a court of competent jurisdiction, and that consistent with Sections 6.5(c) and (d) of the plan and pursuant to Section 18-202 of the Delaware Limited Liability Company Act, the Company is amending its Certificate of Formation to prohibit the issuance of non-voting equity securities as required by section 1123(a)(6) of Title 11 of the United States Code.

ARTICLE TWO

Article IX of the Certificate of Formation of the Company is hereby added and shall read in its entirety as follows:

“ARTICLE IX

The Company shall not issue any non-voting membership interest or any other class or series of non-voting equity securities.”

IN WITNESS WHEREOF, the undersigned, being a duly elected manager of the Company, hereby declares and certifies that the fact herein stated are true and accordingly, executes this instrument as of January 15, 2003.

CONTOUR ENERGY E & P, LLC

By:	/s/ Rick G. Lester
Rick G. Lester, Manager,
Executive Vice President and Chief
Financial Officer